CARVER BANCORP, INC. REPORTS FISCAL YEAR 2015 AND FOURTH QUARTER RESULTS

New York, New York, June 29, 2015 Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for its fourth quarter and fiscal year ended March 31, 2015 (“Fiscal 2015”).

The Company reported net loss of $126 thousand, or basic and diluted loss per share of $0.03, for the fourth quarter of its fiscal year ended March 31, 2015, compared to a net loss of $769 thousand, or basic and diluted loss per share of $0.21, for the quarter ended March 31, 2014. For the year ended March 31, 2015, the Company reported net income of $364 thousand, or basic and diluted earnings per share of $0.10, compared to a net loss of $836 thousand, or basic and diluted loss per share of $0.23, for the comparative prior year period.

Michael T. Pugh, the Company's President and CEO said:  “We are cautiously optimistic by our continued financial progress as we report a profitable fiscal year in spite of a fourth quarter loss. The fourth quarter loss primarily reflects continued interest rate compression and slower than anticipated loan growth. Looking ahead, we remain focused on growing our loan portfolio, maintaining strong capital ratios, improving asset quality, and increasing core deposits. Our new business efforts generated an 11% increase in loans during the quarter and 24% growth fiscal year-to-date. This positions us well for the eventual return of customary margins. Carver’s capital ratios remain strong, with our Tier 1 capital ratio increasing to 10.85%, and our non-performing loan ratios are near industry norms. We grew our core deposits by $19 million in the fiscal year, representing a 7% increase. These deposits remain a critical source of low-cost funding for profitable and meaningful lending in the communities we serve.”

“With an enhanced banking platform in place, our new business team is focused on providing solutions to small business customers, including the growing segment of women and minority business entrepreneurs throughout the communities we serve. In fact, we recently partnered with the New York State Small Business Development Center on a two-day seminar to strengthen the skill-sets of small businesses, middle-managers, and aspiring entrepreneurs in the local community.”

Mr. Pugh concluded, "As we move into fiscal year 2016, we remain disciplined and committed to core earnings for the Company."

Statement of Operations Highlights

Fourth Quarter and Fiscal Year 2015 Results
The Company reported net loss of $126 thousand for the three months ended March 31, 2015, compared to a net loss of $769 thousand for the prior year period. The primary drivers of this change are recoveries in the loan loss provision and lower non-interest expenses, partially offset by lower non-interest income in the current period.

For the twelve months ended March 31, 2015, the Company reported net income of $364 thousand, compared to a net loss of $836 thousand for the prior year period. The change was driven by recoveries of loan losses and lower non-interest expenses, partially offset by lower net interest income and non-interest income in the current fiscal year.

Net Interest Income
Net interest income increased $21 thousand, or 0.4%, to $4.8 million for the three months ended March 31, 2015, compared to $4.7 million for the prior year period as lower funding costs offset lower interest income on loans. Net interest income decreased $912 thousand, or 4.7%, to $18.4 million for the twelve months ended March 31, 2015, compared to $19.3 million for the prior year period. This change was driven primarily by lower yields on loans.

Interest income remained relatively unchanged at $5.7 million for the three months ended March 31, 2015, decreasing $19 thousand, or 0.3%, from the prior year quarter. For the twelve months ended March 31, 2015, interest income decreased $921 thousand, or 4.0%, to $22.3 million compared to $23.2 million for the prior year period. Although the average balance of loans increased for both comparative periods, the average yield on loans decreased, driven by a higher concentration of one-to-four family loans and a lower mix of commercial real estate loans. Interest income on mortgage-backed securities decreased $235 thousand for the fiscal year following a $13.0 million, or 26.0%, decrease in the average balances of mortgage-backed securities from the prior year, as low interest rates fueled prepayments. The average yield on mortgage-backed securities increased 9 basis points from 2.07% to 2.16% for the twelve months ended March 31, 2015.

Driven by lower rates paid on certificates of deposit, the Bank's interest expense decreased $40 thousand, or 4.1%, to $946 thousand for the three months ended March 31, 2015, compared to $986 thousand for the prior year period. For the twelve months ended March 31, 2015, interest expense remained relatively unchanged at $3.9 million, decreasing $9 thousand, or 0.2%, from the prior year period. Increased interest expenses on deposits were partially offset by decreased interest expenses on borrowed funds, as the Bank grew deposits and reduced borrowings.

Provision for Loan Losses
The Company recorded a $365 thousand recovery of loan losses for the three months ended March 31, 2015, compared to a $300 thousand provision for loan losses for the prior year period. In addition, the Company recognized net charge-offs of $1 million, compared to $1.5 million in the prior year quarter. For the twelve months ended March 31, 2015, the Company recorded a $3.0 million recovery of loan losses, compared to $426 thousand for the prior year period. Net recoveries of $255 thousand were recognized for the fiscal year, compared to net charge-offs of $3.3 million in the prior year period. Decreases in historic loan loss rates and recoveries of previously charged-off loans were the primary drivers of the improvement in both periods.

Non-interest Income
Non-interest income decreased $495 thousand, or 26.2%, to $1.4 million for the three months ended March 31, 2015, compared to $1.9 million for the prior year period. For the twelve months ended March 31, 2015, non-interest income decreased $1.2 million, or 18.2%, to $5.6 million compared to $6.8 million for the prior year period. Non-interest income in the prior year and quarter included gains on sales of loans and securities of $1.3 million and $552 thousand, respectively, as the Bank disposed of non-performing loans and repositioned its investment portfolio. Other non-interest income for the current fiscal year included a $323 thousand grant award from the Community Development Financial Institutions Fund of the U.S. Department of the Treasury.

Non-interest Expense
For the three months ended March 31, 2015, non-interest expense decreased $621 thousand, or 8.6%, to $6.6 million, compared to $7.2 million for the prior year quarter. For the twelve months ended March 31, 2015, non-interest expense decreased $659 thousand or 2.4% to $26.7 million, compared to $27.4 million for the prior year period. Two factors drove this decrease: federal deposit insurance premiums decreased after the Office of the Comptroller of the Currency lifted its regulatory orders on the Bank in November, and data processing costs decreased as the Bank upgraded its core technology platform. The data processing savings were slightly offset by higher consulting expenses, while the one-time cost associated with terminating the Company's pension plan in the prior year led to decreased compensation and benefits in the current year.

Income Taxes
Income tax expense was $31 thousand for the three months ended March 31, 2015, compared to $8 thousand for the prior year period. For the twelve months ended March 31, 2015, income tax expense was $166 thousand, compared to $102 thousand in the prior year period.

Financial Condition Highlights
At March 31, 2015, total assets increased $36.5 million, or 5.7%, to $676.4 million, compared to $639.8 million at March 31, 2014. This overall change was primarily driven by increases of $96.0 million in the loan portfolio, net of the allowance for loan losses, and $14.6 million in the investment portfolio, offset by a decrease of $70.4 million in cash and due from banks.

Total investment securities increased $14.6 million, or 14.8%, to $113.1 million at March 31, 2015, compared to $98.5 million at March 31, 2014 as the Bank redeployed excess cash by purchasing securities.

Net loans receivable increased $93.2 million, or 23.9%, to $483.2 million at March 31, 2015, compared to $390.0 million at March 31, 2014 following growth in business and mortgage loans from loan purchases and originations.

Loans held-for-sale ("HFS") decreased $2.4 million, or 48.6%, to $2.6 million at March 31, 2015, following transfer of a loan into other real estate owned during the first fiscal quarter.

Total liabilities increased $32.7 million, or 5.6%, to $621.4 million at March 31, 2015, compared to $588.7 million at March 31, 2014, due to increases in deposits of $18.4 million, and borrowings of $13.0 million to fund the growth in loans and securities.

Deposits increased $18.4 million, or 3.6%, to $527.8 million at March 31, 2015, compared to $509.4 million at March 31, 2014, following an increase in money market and interest-bearing checking accounts.

Advances from the Federal Home Loan Bank of New York and other borrowed money increased $13.0 million, or 18.5%, to $83.4 million at March 31, 2015, compared to $70.4 million at March 31, 2014. The Bank increased its borrowings to fund loan growth in the fourth quarter.

Total equity increased $3.8 million, or 7.4%, to $55.0 million at March 31, 2015, compared to $51.2 million at March 31, 2014. The increase was primarily due to a $3.7 million reduction in unrealized losses on investments and net income earned for the fiscal year.

Asset Quality
At March 31, 2015, non-performing assets totaled $15.3 million, or 2.3% of total assets, compared to $15.1 million or 2.3% of total assets at December 31, 2014 and $18.9 million or 3.0% of total assets at March 31, 2014. Non-performing assets at March 31, 2015 consisted of $4.8 million of loans 90 days or more past due and nonaccruing, $3.6 million of loans classified as a troubled debt restructuring, $4.3 million of other real estate owned, and $2.6 million of loans classified as HFS.

At March 31, 2015, the allowance for loan losses was $4.5 million and the ratio of the allowance for loan losses to non-performing loans was 53.3% compared to 57.6% at March 31, 2014. The ratio of the allowance for loan losses to total loans was 0.9% at March 31, 2015, down from 1.9% at March 31, 2014, as non-performing assets decreased 19.2% during the period.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver was founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. In light of its mission to promote economic development and revitalize underserved communities, Carver has been designated by the U.S. Department of the Treasury as a Community Development Financial Institution. Carver is the largest African- and Caribbean-American managed bank in the United States, with ten full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contacts:
Michael Herley/Ruth Pachman
Kekst and Company
(212) 521-4897/4891
michael-herley@kekst.com
ruth-pachman@kekst.com

David L. Toner
Carver Bancorp, Inc.
First Senior Vice President and Chief Financial Officer
(718) 676-8936
david.toner@carverbank.com

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

$ in thousands except per share data	March 31, 2015	March 31, 2014
ASSETS
Cash and cash equivalents:
Cash and due from banks	$44,864	$115,239
Money market investments	6,128	7,315
Total cash and cash equivalents	50,992	122,554
Restricted cash	6,354	6,354
Investment securities:
Available-for-sale, at fair value	101,185	89,461
Held-to-maturity, at amortized cost (fair value of $12,231 and $8,971 at March 31, 2015 and March 31, 2014, respectively)	11,922	9,029
Total investments	113,107	98,490

Loans held-for-sale (“HFS”)	2,576	5,011

Loans receivable:
Real estate mortgage loans	412,204	362,888
Commercial business loans	70,555	26,930
Consumer loans	434	138
Loans, net	483,193	389,956
Allowance for loan losses	(4,477)	(7,233)
Total loans receivable, net	478,716	382,723
Premises and equipment, net	7,075	7,830
Federal Home Loan Bank of New York (“FHLB-NY”) stock, at cost	3,519	3,101
Accrued interest receivable	2,781	2,557
Other assets	11,266	11,218
Total assets	$676,386	$639,838

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Savings	$95,009	$98,051
Non-interest bearing checking	50,731	53,232
Interest-bearing checking	30,860	24,271
Money market	148,702	127,655
Certificates of deposit	202,459	206,157
Total deposits	527,761	509,366
Advances from the FHLB-NY and other borrowed money	83,403	70,403
Other liabilities	10,243	8,900
Total liabilities	621,407	588,669

EQUITY
Preferred stock (par value $0.01 per share: 45,118 Series D shares, with a liquidation preference of $1,000 per share, issued and outstanding)	45,118	45,118
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 3,698,031 and 3,697,836 shares issued; 3,696,087 and 3,695,892 shares outstanding at March 31, 2015 and March 31, 2014, respectively)	61	61
Additional paid-in capital	55,468	56,114
Accumulated deficit	(44,206)	(44,570)
Treasury stock, at cost (1,944 shares at March 31, 2015 and March 31, 2014)	(417)	(417)
Accumulated other comprehensive loss	(1,045)	(4,768)
Total equity attributable to Carver Bancorp, Inc.	54,979	51,538
Non-controlling interest	—	(369)
Total equity	54,979	51,169
Total liabilities and equity	$676,386	$639,838

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31
$ in thousands except per share data	2015	2014	2015	2014
Interest income:
Loans	$5,135	$5,145	$19,974	$20,734
Mortgage-backed securities	204	238	799	1,034
Investment securities	341	312	1,339	1,321
Money market investments	34	38	215	159
Total interest income	5,714	5,733	22,327	23,248

Interest expense:
Deposits	672	719	2,853	2,797
Advances and other borrowed money	274	267	1,089	1,154
Total interest expense	946	986	3,942	3,951

Net interest income	4,768	4,747	18,385	19,297
Provision for (recovery of) loan losses	(365)	300	(3,010)	(426)
Net interest income after provision for loan losses	5,133	4,447	21,395	19,723

Non-interest income:
Depository fees and charges	888	810	3,595	3,452
Loan fees and service charges	213	234	708	970
Gain on sale of securities, net	—	45	8	552
Gain (loss) on sale of loans, net	—	552	(2)	1,319
Gain (loss) on real estate owned, net	(40)	24	5	(257)
Lower of cost or market adjustment on loans held-for-sale	(30)	—	(28)	(231)
Other	363	224	1,282	1,001
Total non-interest income	1,394	1,889	5,568	6,806

Non-interest expense:
Employee compensation and benefits	2,804	2,755	11,588	11,802
Net occupancy expense	1,076	1,405	3,839	4,039
Equipment, net	244	300	900	983
Data processing	335	247	733	1,072
Consulting fees	185	176	952	506
Federal deposit insurance premiums	60	307	603	1,236
Other	1,918	2,053	8,099	7,735
Total non-interest expense	6,622	7,243	26,714	27,373

Income (loss) before income taxes	(95)	(907)	249	(844)
Income tax expense	31	8	166	102
Consolidated net income (loss)	(126)	(915)	83	(946)
Less: Net loss attributable to non-controlling interest	—	(146)	(281)	(110)
Net income (loss) attributable to Carver Bancorp, Inc.	$(126)	$(769)	$364	$(836)

Earnings (loss) per common share:
Basic	$(0.03)	$(0.21)	$0.10	$(0.23)
Diluted	$(0.03)	$(0.21)	$0.10	$(0.23)

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table

$ in thousands	March 2015	December 2014	September 2014	June 2014	March 2014
Loans accounted for on a nonaccrual basis (1):
Gross loans receivable:
One-to-four family	$3,664	$3,089	$2,636	$2,651	$2,301
Multifamily	1,053	1,053	1,054	671	2,240
Commercial real estate	2,817	2,850	2,991	3,979	7,024
Business	861	1,550	1,395	818	993
Consumer	—	7	10	5	1
Total non-performing loans	8,395	8,549	8,086	8,124	12,559

Other non-performing assets (2):
Real estate owned	4,341	3,934	4,122	4,124	1,369
Loans held-for-sale	2,576	2,606	2,606	2,611	5,011
Total other non-performing assets	6,917	6,540	6,728	6,735	6,380
Total non-performing assets (3):	$15,312	$15,089	$14,814	$14,859	$18,939

Non-performing loans to total loans	1.74%	1.96%	1.97%	2.08%	3.22%
Non-performing assets to total assets	2.26%	2.34%	2.30%	2.31%	2.96%

(1) Nonaccrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management the collection of contractual interest and/or principal is doubtful. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2) Other non-performing assets generally represent loans that the Bank is in the process of selling and has designated held-for-sale or property acquired by the Bank in settlement of loans less costs to sell (i.e., through foreclosure, repossession or as an in-substance foreclosure).  These assets are recorded at the lower of their cost or fair value.

(3) Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing in accordance with their modified terms are considered nonaccrual and are included in the nonaccrual category in the table above. At March 31, 2015, there were $4.6 million TDR loans that have performed in accordance with their modified terms for a period of at least six months. These loans are generally considered performing loans and are not presented in the table above.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Three Months Ended March 31,
	2015			2014
	Average		Average	Average		Average
$ in thousands	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Loans (1)	$444,439	$5,136	4.62%	$402,063	$5,145	5.12%
Mortgage-backed securities	39,627	204	2.06%	41,110	238	2.32%
Investment securities	55,281	261	1.89%	51,984	240	1.85%
Restricted cash deposit	6,354	—	0.03%	6,464	—	0.03%
Equity securities (2)	2,286	21	3.73%	2,114	19	3.65%
Other investments and federal funds sold	56,477	92	0.66%	84,025	91	0.44%
Total interest-earning assets	604,464	5,714	3.78%	587,760	5,733	3.90%
Non-interest-earning assets	25,831			14,321
Total assets	$630,295			$602,081

Interest-Bearing Liabilities:
Deposits:
Interest-bearing checking	$30,010	$12	0.16%	$24,114	$9	0.15%
Savings and clubs	93,733	62	0.27%	96,183	63	0.27%
Money market	145,591	176	0.49%	119,908	137	0.46%
Certificates of deposit	190,247	415	0.88%	199,818	503	1.02%
Mortgagors deposits	1,892	7	1.50%	1,779	7	1.60%
Total deposits	461,473	672	0.59%	441,802	719	0.66%
Borrowed money	56,181	274	1.98%	44,859	267	2.41%
Total interest-bearing liabilities	517,654	946	0.74%	486,661	986	0.82%
Non-interest-bearing liabilities:
Demand	51,134			54,340
Other liabilities	7,446			8,467
Total liabilities	576,234			549,468
Non-controlling interest	(642)			(225)
Stockholders' equity	54,703			52,838
Total liabilities and equity	$630,295			$602,081
Net interest income		$4,768			$4,747

Average interest rate spread			3.04%			3.08%

Net interest margin			3.16%			3.23%

(1) Includes nonaccrual loans and deferred fees
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Fiscal Year Ended March 31,
	2015			2014
	Average		Average	Average		Average
$ in thousands	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Loans (1)	$412,357	$19,974	4.84%	$385,259	$20,734	5.38%
Mortgage-backed securities	36,947	799	2.16%	49,921	1,034	2.07%
Investment securities	53,915	1,022	1.90%	55,643	1,016	1.83%
Restricted cash deposit	6,354	1	0.03%	7,209	1	0.03%
Equity securities (2)	1,936	81	4.18%	2,280	88	3.86%
Other investments and federal funds sold	94,310	450	0.48%	75,945	375	0.49%
Total interest-earning assets	605,819	22,327	3.68%	576,257	23,248	4.03%
Non-interest-earning assets	19,721			23,573
Total assets	$625,540			$599,830

Interest-Bearing Liabilities:
Deposits:
Interest-bearing checking	$27,549	$45	0.16%	$25,184	$40	0.16%
Savings and clubs	95,731	255	0.27%	96,424	256	0.27%
Money market	142,252	692	0.49%	116,535	536	0.46%
Certificates of deposit	197,447	1,831	0.93%	191,854	1,931	1.01%
Mortgagors deposits	1,956	30	1.53%	1,955	34	1.74%
Total deposits	464,935	2,853	0.61%	431,952	2,797	0.65%
Borrowed money	46,702	1,089	2.33%	51,264	1,154	2.25%
Total interest-bearing liabilities	511,637	3,942	0.77%	483,216	3,951	0.82%
Non-interest-bearing liabilities:
Demand	52,866			55,405
Other liabilities	7,184			7,983
Total liabilities	571,687			546,604
Non-controlling interest	(466)			(180)
Stockholders' equity	54,319			53,406
Total liabilities and equity	$625,540			$599,830
Net interest income		$18,385			$19,297

Average interest rate spread			2.91%			3.21%

Net interest margin			3.03%			3.35%

(1) Includes nonaccrual loans and deferred fees
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS

	Three Months Ended				Fiscal Year Ended
	March 31				March 31
Selected Statistical Data:	2015		2014		2015		2014
Return on average assets (1)	(0.08)%		(0.51)%		0.06%		(0.14)%
Return on average stockholders' equity (2) (10)	(0.92)%		(5.82)%		0.67%		(1.57)%
Return on average stockholders' equity, excluding AOCI (2) (10)	(0.89)%		(5.50)%		0.64%		(1.49)%
Net interest margin (3)	3.16%		3.23%		3.03%		3.35%
Interest rate spread (4)	3.04%		3.08%		2.91%		3.22%
Efficiency ratio (5) (10)	107.47%		109.15%		111.53%		104.87%
Operating expenses to average assets (6)	4.20%		4.81%		4.27%		4.56%
Average stockholders' equity to average assets (7) (10)	8.68%		8.78%		8.68%		8.90%
Average stockholders' equity, excluding AOCI, to average assets (7) (10)	8.94%		9.28%		9.09%		9.33%
Average interest-earning assets to average interest-bearing liabilities	1.17	x	1.21	x	1.18	x	1.19	x

Basic earnings (loss) per share	$(0.03)		$(0.21)		$0.10		$(0.23)
Average shares outstanding	3,696,420		3,696,225		3,696,539		3,696,149

	March 31
	2015		2014
Capital Ratios:
Tier 1 leverage ratio (8)	10.85%		10.38%
Common Equity Tier 1 capital ratio (8)	15.10%		N/A
Tier 1 risk-based capital ratio (8)	15.10%		17.55%
Total risk-based capital ratio (8)	16.78%		20.12%

Asset Quality Ratios:
Non-performing assets to total assets (9)	2.26%		2.96%
Non-performing loans to total loans receivable (9)	1.74%		3.22%
Allowance for loan losses to total loans receivable	0.93%		1.85%
Allowance for loan losses to non-performing loans	53.33%		57.59%

(1) Net income (loss), annualized, divided by average total assets.
(2) Net income (loss), annualized, divided by average total stockholders' equity.
(3) Net interest income, annualized, divided by average interest-earning assets.
(4) Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5) Operating expenses divided by sum of net interest income and non-interest income.
(6) Non-interest expenses, annualized, divided by average total assets.
(7) Average stockholders' equity divided by average assets for the period ended.
(8) These ratios reflect consolidated bank only. March 31, 2015 ratios were calculated under the new capital requirements that became effective January 1, 2015.
(9) Non-performing assets consist of nonaccrual loans and real estate owned.
(10) See Non-GAAP Financial Measures disclosure for comparable GAAP measures.

Non-GAAP Financial Measures

In addition to evaluating Carver Bancorp's results of operations in accordance with U.S. generally accepted accounting principles (“GAAP”), management routinely supplements their evaluation with an analysis of certain non-GAAP financial measures, such as the efficiency ratio, return on average stockholders' equity excluding average accumulated other comprehensive income (loss) ("AOCI"), and average stockholders' equity excluding AOCI to average assets. Management believes these non-GAAP financial measures provide information that is useful to investors in understanding the Company's underlying operating performance and trends, and facilitates comparisons with the performance of other banks and thrifts. Further, the efficiency ratio is used by management in its assessment of financial performance, including non-interest expense control.

Return on equity measures how efficiently we generate profits from the resources provided by our net assets. Return on average stockholders' equity is calculated by dividing annualized net income (loss) by average stockholders' equity, excluding AOCI. Management believes that this performance measure explains the results of the Company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the Company's current businesses. For purposes of the Company's presentation, AOCI includes the changes in the market or fair value of its investment portfolio and former pension plan. These fluctuations have been excluded due to the unpredictable nature of this item and is not necessarily indicative of current operating or future performance.

	Three Months Ended March 31,		Twelve Months Ended March 31,
$ in thousands	2015	2014	2015	2014
Average Stockholders' Equity
Average Stockholders' Equity	$54,703	$52,838	$54,319	$53,406
Average AOCI	(1,646)	(3,057)	(2,525)	(2,545)
Average Stockholders' Equity, excluding AOCI	$56,349	$55,895	$56,844	$55,951

Return on Average Stockholders' Equity	(0.92)%	(5.82)%	0.67%	(1.57)%
Return on Average Stockholders' Equity, excluding AOCI	(0.89)%	(5.50)%	0.64%	(1.49)%

Average Stockholders' Equity to Average Assets	8.68%	8.78%	8.68%	8.90%
Average Stockholders' Equity, excluding AOCI, to Average Assets	8.94%	9.28%	9.09%	9.33%